SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12



                              IES INDUSTRIES INC.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- -------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- -------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
- -------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
- -------------------------------------------------------------------------------
(5)      Total fee paid:
- -------------------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $453,367
- -------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY and JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ALL ON FORM S-4 FILE NO. 333-07931
- -------------------------------------------------------------------------------

(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- -------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996 and JULY 11, 1996
- -------------------------------------------------------------------------------

                           [IES Industries letterhead]






August 16, 1996


Mr. Stanley J. Bright
President and Chief Executive Officer
MidAmerican Energy Company
666 Grand Avenue
Des Moines, IA  50303


Dear Stan:

                  We have given full and careful consideration to MidAmerican Energy Company's unsolicited acquisition proposal, as communicated by you in your letters to me of August 4 and August 11, 1996. Our advisors have also reviewed the material filed by MidAmerican with the SEC as well as other information available to us relevant to the transaction you proposed. After discussion by our Board of Directors, we have rejected your proposal as not in the best interests of IES Industries Inc. or our shareholders, customers and employees.

                  Our Board of Directors has unanimously approved our continued commitment to the strategic three-way combination of IES, WPL Holdings, Inc. and Interstate Power Company to create Interstate Energy Corporation. Our Board continues to believe that the strategic three-way combination will result in a strong business organization among companies with a shared strategic vision which will be uniquely positioned to take advantage of regional growth opportunities in both its core utility and diversified businesses.

                  In recognition of our contributions to the three-way combination transaction, and the value of our diversified investments, our three-way partners have agreed to increase the conversion ratio from 1.01 shares to 1.14 shares of Interstate Energy common stock for each share of IES common stock.

                  For these, and other compelling reasons that we will present to our shareholders, the other constituencies which we serve and those who regulate our business, we have concluded that it is in our best interests to reject your acquisition proposal and take all steps necessary to complete the strategic three-way combination which will create Interstate Energy Corporation.


                                            Sincerely,



                                            Lee Liu
                                            Chairman of the Board,
                                            President & Chief Executive Officer

            IES Industries on Friday, August 16, will announce a new
             exchange ratio for Interstate Energy Corporation common
                stock. As part of the announcement, IES will also
               announce the Board of Directors' decision to reject
                    the unsolicited acquisition proposal from
                      MidAmerican Energy Co. of Des Moines.


                            INSTRUCTIONS FOR MANAGERS
                         -------------------------------


                  To help IES employees understand today's announcements and keep them informed about the changes the company is announcing, the management team is asked to share the information in this packet with their employees throughout the company.

Included in this packet are:

o Key Facts -- a summary of the new and information being released today
o        "Dear Fellow Employees" Letter from Lee Liu
o        Employee Q-&-A
o        August 16 News Release

                  Chairman of the Board, President & Chief Executive Officer Lee Liu will be available to address employees' questions during a call-in conference call to be held at 4 p.m. and 4:45 p.m. on Friday, August 16. Employees from Eastern Iowa should participate in the 4 p.m. call and employees from the western part of the state should call in at 4:45 p.m. The number for employees to call is 1-800-857-6557. The password to join the call is INTERSTATE. Employees who call in are on "listen only" mode until they are cued-in to ask a question or make a comment.

                         -------------------------------

                                    KEY FACTS
                               -------------------

                     IES Industries Inc., WPL Holdings, Inc.
                        and Interstate Power Co. announce
                        new exchange ratio for Interstate
                         Energy Corporation Common Stock


                            HOW THE RATIO IS CHANGED

                  Under the terms of the revised agreement, holders of IES Industries common stock would receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES Industries stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received
1.01 shares of Interstate Energy Corp. common stock for each share of IES stock.

                  The new exchange ratio only applies to IES shareowners. Shareowners of Interstate Power Co. will still receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock, while WPL Holdings shares will remain outstanding as an identical number of Interstate Energy Corp.
shares.

                            IMPACT ON IES SHAREOWNERS

                  Under the terms of the revised Interstate Energy Corp. merger agreement, IES shareowners will receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES common stock. The new exchange ratio translates into a value of approximately $36.20 per IES share, based on the August 15 WPL Holdings closing price of $31.75

                            WHY THE RATIO WAS CHANGED

                  IES Industries Inc., WPL Holdings, Inc. and Interstate Power Co. are committed to achieving the strategic value that would be gained by combining as Interstate Energy Corp. The stock ratio change is a reaffirmation by the three merger partners of the strength of the strategic combination and the competitive gains that will be realized as a result. The three companies have the same strategic vision for the future and confidence that Interstate Energy Corporation will be successful in the competitive marketplace by continuing to grow as a regional diversified energy company.

                                 DIVIDEND IMPACT

                  IES common stock currently pays an annual dividend rate of $2.10 a share. Accordingly, a holder of 100 IES shares currently earns $210 in dividend income each year. Under the terms of the new exchange ratio, a holder of 100 IES shares would earn $224.58 in annual dividends from Interstate Energy Corp. Under the terms of the prior IES exchange ratio, a holder of 100 IES shares would have earned $198.97 in dividend income from Interstate Energy Corp.

           IES, WPLH AND IPC ANNUAL MEETINGS STILL ON FOR SEPTEMBER 5

                  The 1996 annual shareholders' meetings for IES Industries, WPL Holdings and Interstate Power Co. will be held as scheduled on Thursday, September 5, beginning at 10 a.m. The IES Industries shareholders' meeting will be held at Collins Plaza Hotel in Cedar Rapids. Shareholders will receive supplemental proxy materials reflecting the new stock-change ratio in the near future. Shareholders will have enough time to vote on the restructured merger agreement before the September 5 annual meetings. IES has established a toll-free number for shareholder questions at 1-800-388-5074.

For Release:  August 16, 1996

CONTACT:  Diane Ramsey (Media)                        Denny Vass (Financial)
                  (319) 398-7288                      (319) 398-4475



                  IES INDUSTRIES BOARD APPROVES REVISED MERGER

                AGREEMENT WITH WPL HOLDINGS AND INTERSTATE POWER

                Rejects MidAmerican's Hostile Takeover Proposal;
                        Calls Unsolicited Bid "Inferior"


                  CEDAR RAPIDS, IOWA -- IES Industries Inc. (NYSE:IES) announced today that its Board of Directors unanimously approved revised terms of a merger agreement with WPL Holdings, Inc. (WPLH) of Madison, Wisconsin, and Interstate Power Company (IPC) of Dubuque, Iowa, to form a new regional powerhouse, Interstate Energy Corporation. Under the terms of the revised agreement, which was also unanimously approved by the directors present at the Board meetings of WPLH and IPC, each share of IES common stock will be converted into 1.14 shares of Interstate Energy common stock. Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock is valued at $36.20 per share, under the new terms. It is anticipated that, under the new terms, IES shareholders will receive an initial annual cash dividend of at least $2.25 for each share of IES common stock now held.

                  Under the former agreement, each IES common share was to be converted into 1.01 shares of Interstate Energy common stock.

                  Under the revised agreement, each share of IPC common stock will be exchanged for 1.11 shares of Interstate Energy common stock and owners of WPL Holdings common stock will retain the same number of shares of common stock they currently own, and those shares will be converted into Interstate Energy common stock.

                  The IES Board also unanimously rejected the hostile takeover proposal from MidAmerican Energy Co. of Des Moines, Iowa, concluding that it is inferior to the terms of the revised Interstate Energy merger agreement and is not in the best interests of IES shareholders. The Board also viewed with concern the impact of the proposed MidAmerican transaction on customers, employees and the communities IES has served for more than 100 years. In addition, the Board received an opinion from its financial advisor, Morgan Stanley & Company, that the revised exchange ratio is fair to the shareholders of IES common stock from a financial point of view.

                  Lee Liu, IES Chairman of the Board, President & Chief Executive Officer, said: "Under the revised agreement, the Interstate Energy transaction provides enhanced value to IES shareholders, giving them an even larger stake in a regional utility with excellent growth potential. By contrast, analysis of the MidAmerican proposal makes clear that, contrary to their public statements, the value of the MidAmerican proposal is substantially less than they represent. The Board's analysis considered, among other things, the recent trading history of MidAmerican stock; the fact that for most IES shareholders the exercise of the cash option would entail adverse tax consequences; the fact that even with the most rapid regulatory approval process for the MidAmerican transaction -- a scenario we believe unlikely -- the MidAmerican transaction could take significantly longer to complete than the Interstate Energy transaction; MidAmerican's ability to sustain its dividend, given its high payout ratio and the significant additional indebtedness it would incur under its proposal; and the fact that the MidAmerican transaction contemplates significant sales of assets to finance the transaction."

                  By MidAmerican's own admission, its expected cost savings of $500 million over ten years are significantly below the $749 million in cost savings we anticipate over the same period under the Interstate Energy merger. Given that, and the $400 million in goodwill amortization that would reduce reported earnings, we must question how MidAmerican could possibly afford the ambitious promises it is making to customers and shareholders. Clearly, the financial burden stemming from the acquisition premium and the goodwill amortization will have to be borne by ratepaying customers and shareholders.

                  "Finally, given the greater overlap of service territories between MidAmerican and IES, a MidAmerican takeover of IES would result in the loss of more Iowa jobs and, in our view, significant economic hardship for Cedar Rapids. In the case of Interstate Energy, it will have 60 percent of its assets and a commensurate number of its total employees in Iowa. We believe these issues will not go unnoticed by Iowa regulators and public officials."

                  Mr. Liu noted that IES shareholders will own a significant share -- more than 44% -- of a powerful regional company -- well-positioned to provide customers with competitively-priced electricity and to do it in a way that will enable the new company to generate enhanced value to IES' shareholders over the long term, as well. "The ability to market electricity from our efficient, low-cost power plants to attractive, higher-growth areas in neighboring states and the financial resources to pursue these opportunities, will catapult Interstate Energy into new markets. Altogether, the Interstate Energy combination offers strategic advantages far superior to the MidAmerican alternative," he said.

                  "Under the Interstate Energy combination, there will be four major business units in three locations. Both the Energy Delivery headquarters and the unregulated business unit will be in Cedar Rapids. This will significantly increase the business activities in the Iowa cities. The Generation business unit will be in Madison. The Administrative Support business will be in Dubuque. The Interstate Energy holding company will be in Madison," Liu concluded.

                  IES further said that supplemental proxy material will be sent to its shareholders promptly so that they can vote on the new merger plan at the Annual Meeting, which remains scheduled for Thursday, September 5, starting at 10:00 a.m. in Cedar Rapids.

                     QUESTIONS AND ANSWERS FOR IES EMPLOYEES



Q:  What's the news?

On August 4, MidAmerican Energy Company of Des Moines, Iowa made an unsolicited offer to acquire IES Industries, the parent company of IES Utilities. The offer was contingent on IES Industries rejecting the merger it had planned with WPL Holdings, Inc. of Madison and Interstate Power Co. of Dubuque.

Following careful and thorough analysis, the IES Industries Board of Directors has rejected MidAmerican's offer and reaffirmed its plans to merge with WPL Holdings and Interstate Power Co.

On August 16, WPL Holdings, IES Industries and Interstate Power Company announced a new stock-exchange ratio for IES to reinforce the commitment for the merger.


Q:  How is the stock-exchange ratio being changed?

Under the terms of the new agreement, holders of IES Industries common stock would receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES Industries stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received 1.01 shares of Interstate Energy Corp. common stock for each share of IES stock.


Q:  Who does the new stock-exchange ratio apply to?

The new exchange ratio only applies to IES shareholders. Shareholders of Interstate Power Co. will still receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock, while WPL Holdings shares will remain outstanding as an identical number of Interstate Energy Corp. shares.


Q:  What is the value of the new exchange ratio to IES shareholders?

The new exchange ratio translates into a value of approximately $36.20 per IES share, based on the August 15 WPL Holdings closing price of $31.75. The value to IES shareholders is affected by the WPL Holdings stock price because the merger agreement calls for WPL Holdings shares to be issued in the merger. WPL Holdings will be renamed as Interstate Energy Corporation at the time of the merger.

Q:  Why was the stock-exchange ratio changed?

IES Industries, WPL Holdings and Interstate Power are committed to achieving the strategic value that would be gained by combining as Interstate Energy Corp. As a result of a decision by the IES Board of Directors to reject the unsolicited offer from MidAmerican Energy, the three companies agreed that the new exchange ratio would help ensure that the three-way merger will be consummated.


Q: What impact will the new exchange ratio have on dividends for IES shareholders?

IES common stock currently pays an annual dividend rate of $2.10 a share. Accordingly, a holder of 100 IES shares currently earns $210 in dividend income each year. Under the terms of the new exchange ratio, a holder of 100 IES shares would earn $224.58 in annual dividends from Interstate Energy Corp. Under the terms of the previous merger agreement, IES shareholders would have earned $198.97 in dividend income from Interstate Energy Corp.


Q: Will the 1996 IES Industries annual meeting still take place as scheduled on September 5?

The 1996 IES Industries annual meeting will be held as scheduled on Thursday, Sept. 5 at the Collins Plaza Hotel in Cedar Rapids. All IES Industries shareholders will soon receive supplemental proxy materials reflecting the new stock-change ratio.


Q:  What did the IES Board of Directors consider when making its decision?

The IES Board looked at a large number of issues when making its evaluation, including, among others, how the proposal would be financed; its effect on debt levels, customer rates and future dividends; the future business prospects for MidAmerican and the long-term performance outlook for its stock; and, the impact on employment levels in Iowa.


Q:  Who can employees call with further questions?

Employees can call the Interstate Energy Corp. merger Hotline at 1-800-818-2041. Questions will be addressed in future communications.